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                                                Filed Pursuant to Rule 424(b)(3)
                                                        Registration No. 2-91519

                                 APPENDIX NO. 13
                                       to
                                   PROSPECTUS
                              (Dated June 26, 1984)
                                       of
                             UNION CAMP CORPORATION



        This Appendix dated April 30, 1997 supplements the information contained in the Prospectus dated June 26, 1984, the Appendix dated June 26, 1984, Appendix No. 1 dated April 30, 1985, Appendix No. 2 dated April 30, 1986, Appendix No. 3 dated April 30, 1987, Appendix No. 4 dated April 29, 1988, Appendix No. 5 dated April 27, 1989, Appendix No. 6 dated April 27, 1990, Appendix No. 7 dated April 30, 1991, Appendix No. 8 dated April 30, 1992, Appendix No. 9 dated April 30, 1993, Appendix No. 10 dated April 29, 1994, Appendix No. 11 dated April 28, 1995 and Appendix No. 12 dated April 26, 1996 (collectively, the "Prospectus"), forming a part of the Registration Statement on Form S-8 (Reg. No. 2-91519) filed by Union Camp Corporation ("Union Camp") relating to Union Camp's 1982 Stock Option Plan (the "1982 Plan"). Union Camp intends to update at least annually, and more often when necessary, the information contained in this Appendix, which is incorporated by reference in and made a part of the Prospectus. Employees receiving the Prospectus and this Appendix are urged to retain them for future reference. All Appendices to the Prospectus are an integral part of the Prospectus and should be read in their entirety in conjunction therewith.

Options or Rights

        As of April 25, 1989, no further options or stock appreciation rights shall be granted under the 1982 Stock Option Plan.

Current Information;  Employees Entitled to Participate

        As of March 31, 1997, a total of 60 employees held options outstanding under the 1982 Plan to purchase an aggregate of 193,330 shares of Common Stock.

        As of March 31, 1997, in addition to employees of Union Camp, certain employees of Bush Boake Allen Limited, Bush Boake Allen Inc., Cartonajas Union, S.A., The Branigar Organization, Inc. and Union Camp Ireland Limited, subsidiaries of Union Camp, were participating in the 1982 Plan.


                                      -2-


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Plan Administration

        As of April 30, 1997, the members of the Personnel, Compensation and Nominating Committee, their addresses and their positions with Union Camp were as follows:

               Robert D. Kennedy, Chairman of the Committee and Director Sir Colin Corness, Director
               Gary E. MacDougal, Director
               George J. Sella, Jr., Director
               Ted D. Simmons, Director

        The address of each member is c/o Secretary, Union Camp Corporation, 1600 Valley Road, Wayne, New Jersey 07470.

Options and Related Stock Appreciation Rights Outstanding

        Options granted under the Plans which remained outstanding and unexercised as of March 31, 1997, held by employees of Union Camp and its subsidiaries, including directors and officers, were as follows:

Number            Average Option          Expiration          Type of
of Shares         Prices Per Share        Dates               Option
---------         ----------------        -----               -------
193,330*              $35.12              11/24/97 to         Non-Qualified
                                          1/30/99

* An aggregate of 91,050 related stock appreciation rights are outstanding with respect to such shares.

Appendix/Prospectus Supplement dated April 30, 1997

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